Exhibit 99.1

PLBY Group Reports Second Quarter 2023 Financial Results

LOS ANGELES – August 9, 2023 (GLOBE NEWSWIRE) – PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group” or the “Company”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today provided financial results for the second quarter ended June 30, 2023.

Comments from Ben Kohn, Chief Executive Officer of PLBY Group

“During the second quarter, we continued to make significant progress transitioning the business to a capital-light model and made substantial improvements to our creator platform. The creator platform continues to demonstrate compelling growth at this early stage, and generated GMV that was 2.2x over Q1’23, after another quarter of rapid topline expansion. If you annualize our weekly GMV today, assuming zero growth, we would do in excess of $35 million of GMV, up from the $25 million on our Q1’23 earnings call. At the end of July, we had almost 2.6 million registered users, up 37% from approximately 1.9 million at the end of April. In addition, we had close to 4,000 earning creators at the end of July, up 82% from 2,200 at the end of April. Of the approximately 4,000 earning creators, almost 1,400 began earning for the first time in July, primarily in the second half of the month.

During the quarter, we focused on continuing to improve the platform through data. The most important improvement was reducing friction in onboarding new creators, a process that historically was very labor intensive because we lacked certain tools that would allow us to open the creator funnel wider. In fact, during the quarter we slowed down the creator acquisition funnel as we focused on rolling out a new process and technology. We fully reworked the onboarding process, and in mid-July opened the platform to all creators that want to join. We reworked our discovery channel so that, from a brand perspective, our editors still control who shows up in discovery. The changes also allow us to reallocate resources and capital to focus more on overall platform marketing versus individual creator recruitment and onboarding. We also started testing legacy content on the platform, porting over 12 former Playmate galleries as part of our plan to consolidate multiple offerings into a single technology stack and platform. In addition, we rolled out a new and improved live feature.

We also made significant progress reducing costs further and moving to a capital-light model. First, we successfully completed the outsourcing of our Playboy e-commerce business, from which we will receive 15% of net revenues as a licensing fee. Our licensee brings a wealth of experience and a proven track record of success in developing and executing direct-to-consumer e-commerce strategies, and their passion for our brand and understanding of today’s consumer are unparalleled.

In addition, we made progress in our effort to monetize our art collection and other items from our archives. We are in discussions with leading auction houses, including updating appraisals, and intend to commence sales before the end of the year.

We received multiple offers for Lovers, and continue to pursue its sale. Given how far along we are in the sale process, we are no longer reporting Lovers in the direct-to-consumer segment and have moved its results to discontinued operations.

Our second quarter financial results reflect ongoing challenges in the direct-to-consumer space. Honey Birdette continues to face macroeconomic headwinds, especially in Australia. The China economy continues to be weak from a consumer spending perspective, and the geopolitical situation is challenging, which makes collecting money from China more difficult. For example, a licensee which owed us $3.8 million by the end of the second quarter has only paid us $2.6 million, to date. Therefore, we were not able to book the full revenue from that license in the quarter. We are working with our joint venture partner on the plan we discussed during our Q1’23 earnings call to take back our e-commerce stores from an ownership and brand perspective, as we clean up past licensing agreements.

While we navigate headwinds impacting our revenue performance, we made progress continuing to reduce the expenses of the business. In addition to the cost cuts we previously outlined, we have identified another $8.5 million of potential savings, a part of which we have already taken out. Furthermore, this quarter was burdened by approximately $1.7 million of losses associated with business wind-down and transition costs and $0.6 million of EBITDA being taken out as a result of discontinued operations presentation.”

Second Quarter 2023 Financial Highlights

•Revenue from continuing operations was $35.1 million, and total consolidated revenue, including $10.0 million from discontinued operations was $45.1 million. This represents a 31.0% decline from total consolidated revenue in Q2’22 of $65.4 million, of which $17.5 million was from discontinued operations and $47.9 million was from continuing operations.1 The decline in revenue was primarily attributable to lower revenue from the Company’s licensing and direct-to-consumer business segments, as well as sale of the Company’s Yandy business in April 2023.

•Net loss from continuing operations was $134.3 million, largely driven by non-cash asset impairments related to the write-down of goodwill, trademarks and other assets of $148.2 million. The adjusted EBITDA loss from continued operations was $1.3 million, which included $1.7 million loss attributed to playboy.com e-commerce business wind-down costs and China joint venture transition costs. Without these costs, adjusted EBITDA from continued operations would have been $0.4 million. Furthermore, as EBITDA from discontinued operations was $0.6 million, total adjusted EBITDA would have been a $1 million.2

Total revenue from continuing operations in the second quarter was $35.1 million versus $47.9 million in the prior year period, reflecting a year-over-year decrease of 26.7%. Of the $12.8 million decline in revenue, $5.6 million was attributable to licensing, $4.1 million was attributable to Honey Birdette, and $3.3 million was attributable to playboy.com consumer products, partially offset by a $0.2 million increase attributable to the Company’s digital and other segments.

Direct-to-consumer revenue from continuing operations declined 27.2%% year-over-year to $19.7 million. During the second quarter, revenue from Honey Birdette declined $4.1 million, or 18.2% year-over-year, to $18.3 million from $22.4 million. The Company believes the consumer is still looking for discounts, as evidenced by only small declines in traffic to stores and the Honey Birdette online shop, yet substantially lower conversion rates. As another example, Honey Birdette’s comparable store sales were up significantly in May, due to its successful Memorial Day sale. During the second quarter, the Company generated $1.4 million of residual sales from playboy.com e-commerce, as it transitioned to a new licensee, as compared to $4.7 million a year ago, when PLBY Group fully operated the playboy.com e-commerce business. The Company is no longer reporting Lovers in the direct-to-consumer segment, given how far along it is in the sale process.

Licensing revenue declined 35.2% year-over-year to $10.3 million. China licensing revenues declined $3.5 million during the second quarter. Given that the Company has experienced challenges collecting receivables in China in the last couple of quarters, the Company has adjusted its revenue forecasts going forward. As a result, PLBY Group would expect to see continued year-over-year decline in the China licensing business in the second half of the year. Domestic and rest-of-world licensing revenues declined $2.1 million versus the prior year.
1 See the revenue reconciliation at the end of this press release.
2 See the adjusted EBITDA reconciliation at the end of this press release.

Domestic licensing is still being impacted by similar declines in year-over-year sales the Company is seeing with its larger licensees.

Legacy digital and creator platform revenue was up mid-single digits compared to a year ago, to $5.1 million from $4.7 million. The decline in the legacy digital business was more than offset by revenue growth from the creator platform.

Net loss in Q2’23 expanded to $133.9 million, from a net loss of $8.3 million in Q2’22. The higher loss is largely driven by $148.2 million of non-cash asset impairments related to the write-down of goodwill, trademarks and other assets recorded in Q2’23, while there was only $3.9 million of such impairments in Q2’22.

Adjusted EBITDA loss from continuing operations improved from $2.5 million to $1.3 million, year-over-year. This reflects the decline in revenue and gross profit, which was offset by headcount reductions, accounting impacts driven by changes in the China business and various cost savings the Company has been implementing since the third quarter of 2022. In addition, second quarter results include $1.7 million of losses attributable to playboy.com e-commerce business wind-down costs and China joint venture transition costs. Without these costs, adjusted EBITDA from continued operations would have been $0.4 million. Furthermore, EBITDA from discontinued operations was $0.6 million. Total adjusted EBITDA would have been $1 million.

The Company ended the second quarter with $36.4 million in restricted and unrestricted cash.

Webcast Details
The Company will host a question and answer webcast for analysts today at 5:00 p.m. Eastern Time. Listeners may access the live and replay webcast on the events section of the PLBY Group, Inc. Investor Relations website at https://www.plbygroup.com/investors/events-and-presentations.

About PLBY Group, Inc.
PLBY Group, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars in global consumer spending with products and content available in approximately 180 countries. PLBY Group’s mission — to create a culture where all people can pursue pleasure — builds upon almost seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at http://www.plbygroup.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the impact of public health crises and epidemics on the Company’s business and acquisitions; (2) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (3) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (4) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, commercialization of digital assets and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company's ability to retain its key employees; (5) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (6) changes in applicable laws or regulations; (7) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, foreign currency exchange rates or other economic, business, and/or competitive factors; (8) risks relating to the uncertainty of the projected financial information of the Company, including changes in our estimates of the fair value of certain of the Company’s intangible assets, including goodwill; (9) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (10) changing demand or shopping patterns for the Company's products and services; (11) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (12) the Company's ability to comply with the terms of its indebtedness and other obligations; (13) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (14) other risks and uncertainties indicated from time to time in the Company’s annual report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: investors@plbygroup.com
Media: press@plbygroup.com

PLBY Group, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues	$35,101	$47,881	$70,304	$94,941
Costs and expenses:
Cost of sales	(10,859)	(19,545)	(32,636)	(37,531)
Selling and administrative expenses	(32,592)	(38,613)	(74,179)	(78,786)
Contingent consideration fair value remeasurement gain	75	8,641	267	27,939
Impairments	(148,190)	(3,940)	(148,190)	(6,299)
Other operating income, net	259	—	249	—
Total operating expense	(191,307)	(53,457)	(254,489)	(94,677)
Operating (loss) income	(156,206)	(5,576)	(184,185)	264
Nonoperating income (expense):
Interest expense	(5,757)	(4,083)	(10,966)	(8,133)
Gain on extinguishment of debt	7,980	—	6,133	—
Fair value remeasurement gain	9,523	1,754	6,505	1,754
Other income (expense), net	175	(347)	250	(479)
Total nonoperating income (expense)	11,921	(2,676)	1,922	(6,858)
Loss from continuing operations before income taxes	(144,285)	(8,252)	(182,263)	(6,594)
Benefit from income taxes	9,950	140	11,620	2,648
Net loss from continuing operations	(134,335)	(8,112)	(170,643)	(3,946)
Income (loss) from discontinued operations, net of tax	452	(203)	(920)	1,174
Net loss	(133,883)	(8,315)	(171,563)	(2,772)
Net loss attributable to PLBY Group, Inc.	$(133,883)	$(8,315)	$(171,563)	$(2,772)
Net loss per share from continuing operations, basic and diluted	$(1.79)	$(0.17)	$(2.43)	$(0.09)
Net income (loss) per share from discontinued operations, basic and diluted	$0.01	$—	$(0.01)	$0.03
Weighted-average shares outstanding, basic and diluted	74,916,379	46,604,046	70,129,055	46,258,833

Non-GAAP Reconciliation
This release presents the financial measure earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and “Adjusted EBITDA” which are not financial measures under the accounting principles generally accepted in the United States of America (“GAAP”). “EBITDA” is defined as net income or loss before interest, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by Company management. Adjusted EBITDA is intended as a supplemental measure of the Company’s performance that is neither required by, nor presented in accordance with, GAAP. The Company believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities and non-recurring non-cash impairments, asset write-downs and inventory reserve charges, the Company typically adjusts for nonoperating expenses and income, such as non-recurring special projects including the implementation of internal controls, expenses associated with financing activities, reorganization and severance resulting in the elimination or rightsizing of specific business activities or operations and non-recurring gains (losses) on the sale of business units.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net (loss) income to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate the Company’s business.

The following table reconciles the Company’s net loss from continued operations to EBITDA and Adjusted EBITDA (in thousands):

GAAP Net Loss to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss from continuing operations	$(134,335)	$(8,112)	$(170,643)	$(3,946)
Adjusted for:
Interest expense	5,757	4,083	10,966	8,133
Gain on extinguishment of debt	(7,980)	—	(6,133)	—
Benefit from income taxes	(9,950)	(140)	(11,620)	(2,648)
Depreciation and amortization	1,848	1,992	3,537	5,056
EBITDA	(144,660)	(2,177)	(173,893)	6,595
Adjusted for:
Stock-based compensation	3,151	4,747	8,370	11,286
Adjustments	1,623	1,426	4,843	2,715
Inventory reserve charges	—	—	3,637	—
Contingent consideration fair value remeasurement	(75)	(8,641)	(267)	(27,939)
Mandatorily redeemable preferred stock fair value remeasurement	(9,523)	(1,754)	(6,505)	(1,754)
Impairments	148,190	3,940	148,190	6,299
Write-down of capitalized software	—	—	4,632	—
Adjusted EBITDA	$(1,294)	$(2,459)	$(10,993)	$(2,798)

Revenue from Continuing Operations to Total Revenue Reconciliation
(in thousands, except percentages)

	Three Months Ended June 30,
	2023	2022	% Change
PLBY Group revenue from continuing operations	$35,101	$47,881	(26.7)%
Yandy revenue (discontinued operations)	82	5,812
Lovers revenue (discontinued operations)	9,920	11,721
Total PLBY Group revenue	$45,103	$65,414	(31.0)%

Adjusted EBITDA Loss from Continuing Operations to Total Adjusted EBITDA Loss Reconciliation
(in thousands, except percentages)

	Three Months Ended June 30,
	2023	2022	% Change
PLBY Group adjusted EBITDA loss from continuing operations	$(1,294)	$(2,459)	(47.4)%
Income (loss) from discontinued operations, net of tax	452	(203)
Lovers depreciation and amortization	139	195
Yandy depreciation and amortization	—	269
Yandy and Lovers other EBITDA adjustments	39	—
Total PLBY Group adjusted EBITDA loss	$(664)	$(2,198)	(69.8)%